FOR IMMEDIATE RELEASE – May 13, 2015	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces March 2015 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCBB: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the quarter ended March 31, 2015.

James H. Sills, III, President and CEO of the Company, commented, "Since year end the Company has focused its attention on improving overall asset quality and reducing the total amount of other real estate owned by the Bank for a significant time period. By selling and writing down various properties, we reduced future losses and carrying costs, which negatively impacted earnings for the first quarter of 2015. This was a pivotal quarter, which required making some tough decisions on how we managed non-performing assets at the Bank on a go forward basis. One bright spot for the 1st quarter was the overall reduction in our delinquency percentage by 15.87%, which was a significant improvement over the fourth quarter of 2014. We remain confident in executing our strategic plan which includes cleaning up our loan portfolio to be more aligned with peer group banks in our region. We continue to focus on transforming the company to be more efficient and competitive organization. In 2015, the Company will continue to place more emphasis on increasing loan volume, leveraging technology, reducing problem assets and generating core deposits.”

Randall C. Hall, SVP/CFO of the Company, stated “The Company was adjusting to changes in the disposition of problem assets, which significantly contributed to the reported net loss for the quarter ended March 31, 2015 of $169,000 compared to net income of $277,000 for the quarter ended March 31, 2014, a decrease of $446,000. Net loss available to common shareholders for the 2015 period was $228,000 compared to net income available to common shareholders of $218,000 for comparable 2014 period, a decrease of $446,000. Diluted loss per common share decreased $0.22 to $(0.11) for 2015 compared to diluted net income per common share of $0.11 for 2014. “Other real estate owned expenses and expenses associated with certain residential mortgage loans were unusually large during the first quarter of 2015, which contributed to the net loss,” stated Hall.

The Company produced net interest income of $2,402,000 during the quarter ended March 31, 2015 compared to $2,663,000 during the comparable period of 2014. Interest income decreased $262,000 or approximately 9.24% to $2,575,000 for the quarter ended March 31, 2015 as compared to $2,837,000 during the same period of the prior year. Interest expense decreased $1,000 to $173,000 for the quarter ended March 31, 2015 compared to $174,000 for the same period in 2014.

Noninterest income decreased $62,000 or approximately 13.69% to $391,000 during the quarter ended March 31, 2015 as compared to the same period of 2014. The decrease was primarily related to the $55,000 realized benefit from a bank-owned-life insurance policy during the first quarter of 2014 compared to none during the comparable quarter of 2015, and a $33,000 decrease in service charge income during the first quarter of 2015 compared to the comparable period of 2014, partially offset by $29,000 in net realized gains on the sales of investment securities during the first quarter of 2015 compared to none during the comparable period in 2014.

Noninterest expense increased $283,000 or approximately 10.47% to $2,985,000 for the quarter ended March 31, 2015 compared to $2,702,000 for the same period of 2014, primarily driven by a $273,000 increase in net other real estate owned expenses.

Total assets as of March 31, 2014 were $297,784,000, down approximately 0.20% or $601,000 from $298,385,000 as of December 31, 2014. During the quarter ended March 31, 2015, loans decreased to $172,697,000, down approximately 1.37% or $2,391,000 from $175,088,000 as of December 31, 2014. Cash and cash equivalents decreased by $2,764,000 to $32,810,000 as of March 31, 2015. Available-for-sale investment securities increased 7.11% or $4,957,000 to $74,660,000 at March 31, 2015.

The allowance for loan losses was $3,446,000 and $3,440,000 as of March 31, 2015 and 2014, respectively, which represented 2.00% and 1.96%, respectively, of total loans outstanding. Other real estate owned totaled $2,772,000 and $3,069,000 at March 31, 2015 and December 31, 2014, respectively. The decrease was driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of March 31, 2015 were $261,328,000, down 0.18% or $479,000 from $261,807,000 as of December 31, 2014. Total deposits decreased $149,000 or 0.06% from $255,860,000 at December 31, 2014 to $255,711,000 at March 31, 2015. Decreases in deposits, primarily certificates of deposits greater than $100,000 and money market accounts, were partially offset by increases in interest-bearing demand accounts, NOW accounts and noninterest-bearing demand accounts.

Total stockholders' equity as of March 31, 2015 was $36,456,000 compared to total stockholders' equity as of December 31, 2013 of $36,578,000. Accumulated other comprehensive loss decreased from $1,668,000 at December 31, 2014 to $1,562,000 as of March 31, 2015, driven by an increase in the market value of the Company's available-for-sale investment securities during the period. Net loss of $169,000 in addition to $59,000 in preferred dividends and accretion resulted in the overall decrease in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.